Contact:
                                    FOR IMMEDIATE RELEASE
George Rhodes
Corporate Communications
(717) 849-4273




                   DENTSPLY ANNOUNCES EXECUTIVE APPOINTMENTS


York, PA -January 10, 2005 - DENTSPLY International Inc. (Nasdaq-XRAY) today announced the appointments of Mr. Bret W. Wise, 44, to Executive Vice President and Mr. William R. Jellison, 46, to Senior Vice President and Chief Financial Officer.

The announcements were made by Mr. Gary K. Kunkle, Jr., Vice Chairman and Chief Executive Officer, who commented, "Both gentlemen have excelled in
their  DENTSPLY   positions.   They  are  valuable  executive   performers  and
outstanding   contributors  to  the  growth  and  strategic  direction  of  the business."

Mr. Bret W. Wise joined DENTSPLY in November of 2002 as Senior Vice President and Chief Financial Officer. He has proven himself to be a capable leader in working with the Company's operating groups in strategic finance and operating matters as well as enhancing the Company's financial accounting and disclosure controls in response to the Sarbanes-Oxley Act of 2002. In his new position as Executive Vice President, he will assume responsibility for two of the four operating senior vice president positions with primary focus in North America and Europe, as well as business development, and the research and development function.

He came to the Company following a very successful career with the Ferro Corporation of Cleveland, OH, where he served as senior vice president and CFO. Prior to this he held an executive position with WCI Steel, Inc., of Warren, OH, and was formerly a partner with KPMG.

A Certified Public Accountant, Mr. Wise earned his Bachelor of Science degree in accounting from the Indiana University School of Business in Bloomington, IN.

Mr. William R. Jellison joined DENTSPLY in April of 1998 as Senior Vice President and Chief Financial Officer. During his tenure in that position, he was instrumental in transforming the financial organization into a true strategic partner within the Company. To broaden his operational experience, in November of 2002, he was appointed Senior Vice President responsible for the DENTSPLY Professional Division, the Company's Asian operations and worldwide endodontic franchise comprising the Tulsa Dental, Maillefer and VDW Divisions. Under his leadership, those businesses have made many contributions to the Company's success. This operational experience will be a great asset in meeting the expanded role of a Chief Financial Officer in today's environment.


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Mr.  Jellison  joined  DENTSPLY  after a  successful  18-year  career  with the
Donnelly Corporation of Holland, MI, where he most recently served as vice president of finance.

A Certified Management Accountant, Mr. Jellison earned his Bachelor's degree in business administration from Hope College in Holland, MI. He is a member of the Institute of Management Accountants and is also affiliated with the Financial Executive Institute.

DENTSPLY designs, develops, manufactures and markets a broad range of products for the dental market. The Company believes that it is the world's leading manufacturer and distributor of dental prosthetics, precious metal dental alloys, dental ceramics, endodontic instruments and materials, prophylaxis paste, dental sealants, ultrasonic scalers, and crown and bridge materials; the leading United States manufacturer and distributor of dental handpieces, dental x-ray film holders, film mounts and bone substitute/grafting materials; and a leading worldwide manufacturer or distributor of dental injectible anesthetics, impression materials, orthodontic appliances, dental cutting instruments and dental implants. The Company distributes its dental products in over 120 countries under some of the most well established brand names in the industry.

DENTSPLY is committed to the development of innovative, high quality, cost-effective new products for the dental market.



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